News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FIRST QUARTER FISCAL 2013 RESULTS

ROANOKE, Va, May 23, 2013 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the first quarter ended April 20, 2013. First quarter earnings per diluted share (EPS) were $1.65 which was a 7.8% decrease versus the first quarter last year.

First Quarter Performance Summary

	Sixteen Weeks Ended
	April 20, 2013	April 21, 2012

Sales (in millions)	$2,015.3	$1,957.3

Comp Store Sales %	(3.2%)	2.1%

Gross Profit %	50.0%	50.1%

SG&A %	39.9%	38.6%

Operating Income %	10.1%	11.5%

Diluted EPS	$1.65	$1.79

Avg Diluted Shares (in thousands)	73,806	74,223

“During the first quarter, as anticipated, our business continued to be constrained by the unseasonably warm weather last year which had deferred the maintenance on vehicles. Additionally, due to the impact of payroll tax increases on our core consumer, delayed income tax refunds and a very slow start to the spring selling season, our business was softer than anticipated with our comp store sales declining 3.2%,”  said Darren R. Jackson, Chief Executive Officer.  “However, we had our best performance the last two weeks of our first quarter.  During that period we saw our first week of positive transaction growth and strength across our major categories.    We are encouraged by the fact that we have continued to generate positive comp store sales growth so far through our second quarter. This is a clear sign that our market remains strong and consumers still have a willingness to invest in reliable transportation.”

First Quarter Highlights

Total sales for the first quarter increased 3.0% to $2.02 billion, as compared with total sales during the first quarter of fiscal 2012. The sales increase was driven by the acquisition of BWP and the net addition of 163 new stores over the past 12 months, partially offset by a comparable store sales decrease of 3.2% versus a comparable store sales increase of 2.1% during the first quarter of fiscal 2012.

The Company's gross profit rate was 50.0% of sales during the first quarter as compared to 50.1% during the first quarter last year. The 8 basis-point decrease in gross profit rate was primarily due to planned increases in supply chain costs related to the full operations of the Company's new distribution center and the impact of BWP sales, which have a lower gross margin rate as a result of the much higher mix of their sales to commercial customers. The decrease was partially offset by improved shrink rates.

The Company's SG&A rate was 39.9% of sales during the first quarter as compared to 38.6% during the same period last year. The 127 basis-point increase was primarily due to expense deleverage as a result of the Company's 3.2% comparable store sales decline and increased new store openings. The SG&A rate increase was partially offset by lower advertising expense and a decrease in credit card fees as a result of the insourcing of the Company's commercial credit program.

The Company's operating income during the first quarter of $204.1 million decreased 9.1% versus the first quarter of fiscal 2012. On a rate basis, operating income was 10.1% of total sales as compared to 11.5% during the first quarter of fiscal 2012.

Operating cash flow decreased 42.5% to $135.3 million from $235.4 million through the first quarter of fiscal 2012. The $105.6 million usage of free cash flow versus the $153.1 million of free cash flow provided through the first quarter of fiscal 2012 was primarily due to the Company's acquisition of BWP which occurred at the beginning of the fiscal year. Capital expenditures were $63.1 million as compared to $82.5 million through the first quarter of fiscal 2012.

“While we are never satisfied when we don't achieve our expectations, we were pleased with our team's disciplined focus on expense management during the quarter to respond to the softer sales environment. This allowed us to deliver a better bottom-line performance than we anticipated and communicated at the beginning of April,” said Mike Norona, Executive Vice President and Chief Financial Officer. “It is still early enough in the year that we are maintaining our annual outlook, but given the softness in our first quarter and the slow start to spring, we now expect to be at the lower end of our previously shared annual outlook of $5.30 to $5.45.”

Comparable Key Financial Metrics and Statistics (1)

	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	April 20, 2013	April 21, 2012	FY 2012	FY 2011

Sales Growth %	3.0%	3.1%	0.6%	4.1%

Sales per Store (2)	$1,637	$1,711	$1,664	$1,708

Operating Income per Store (3)	$166	$193	$176	$184

Return on Invested Capital (4)	18.1%	20.3%	19.4%	19.5%

Gross Margin Return on Inventory (5)	9.0	6.8	9.3	6.6

Total Store Square Footage, end of period	29,021	26,843	27,806	26,663

Total Team Members, end of period	54,280	54,038	53,473	52,002

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the first quarter, the Company acquired 124 BWP stores, opened 56 stores, including 7 Autopart International stores and closed 5 stores. As of April 20, 2013, the Company's total store count was 3,969 including 223 Autopart International stores.

Share Repurchase Program

During the first quarter, the Company repurchased approximately 767 thousand shares of its common stock at an aggregate cost of $58.8 million, or an average price of $76.72 per share. As of April 20, 2013, the Company had approximately $434 million available on the Company's $500 million share repurchase program authorized by the Company's Board of Directors on May 14, 2012.

Dividend

On May 21, 2013, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 5, 2013 to stockholders of record as of June 21, 2013.

Annual Stockholders' Meeting Announcements

The Company held its annual meeting of stockholders on May 22, 2013. During the meeting, the following individuals were elected to serve on the Company's Board of Directors for the next year: John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas and Jimmie L. Wade.

The Company's stockholders voted to approve the compensation of the Company's named executive officers, approved a proposal to amend the Company's certificate of incorporation to eliminate supermajority voting requirements and approved a proposal to amend the Company's certificate of incorporation to permit stockholders who have owned at least 25 percent of the Company's outstanding shares of common stock continuously for one year, to call a special meeting. The stockholders also ratified the appointment by the Company's Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2013.

Investor Conference Call

The Company will host a conference call on Thursday, May 23, 2013, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 23, 2014.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of April 20, 2013, the Company operated 3,969 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2013. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 29, 2012 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

###

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 20, 2013	December 29, 2012	April 21, 2012

Assets

Current assets:
Cash and cash equivalents	$407,724	$598,111	$364,084
Receivables, net	272,208	229,866	146,228
Inventories, net	2,423,772	2,308,609	2,106,944
Other current assets	59,170	47,614	52,578
Total current assets	3,162,874	3,184,200	2,669,834

Property and equipment, net	1,284,805	1,291,759	1,233,689
Assets held for sale	2,237	788	788
Goodwill	201,789	76,389	76,389
Intangible assets, net	57,994	28,845	30,288
Other assets, net	37,786	31,833	34,124
	$4,747,485	$4,613,814	$4,045,112

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$689	$627	$807
Accounts payable	2,101,549	2,029,814	1,737,339
Accrued expenses	381,315	379,639	376,807
Other current liabilities	140,588	149,558	133,761
Total current liabilities	2,624,141	2,559,638	2,248,714

Long-term debt	604,265	604,461	599,841
Other long-term liabilities	248,632	239,021	217,908
Total stockholders' equity	1,270,447	1,210,694	978,649
	$4,747,485	$4,613,814	$4,045,112

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 20, 2013 and April 21, 2012
(in thousands, except per share data)
(unaudited)

	April 20, 2013	April 21, 2012

Net sales	$2,015,304	$1,957,292
Cost of sales, including purchasing and warehousing costs	1,007,098	976,619
Gross profit	1,008,206	980,673
Selling, general and administrative expenses	804,138	756,109
Operating income	204,068	224,564
Other, net:
Interest expense	(10,660)	(9,854)
Other income, net	958	502
Total other, net	(9,702)	(9,352)
Income before provision for income taxes	194,366	215,212
Provision for income taxes	72,576	81,706
Net income	$121,790	$133,506

Basic earnings per share (a)	$1.66	$1.83
Diluted earnings per share (a)	$1.65	$1.79

Average common shares outstanding (a)	73,194	72,888
Average common shares outstanding - assuming dilution (a)	73,806	74,223

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At April 20, 2013 and April 21, 2012, we had 72,958 and 73,443 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 20, 2013 and April 21, 2012
(in thousands)
(unaudited)

	April 20, 2013	April 21, 2012

Cash flows from operating activities:
Net income	$121,790	$133,506
Depreciation and amortization	64,027	55,799
Share-based compensation	2,664	5,590
Provision for deferred income taxes	(3,249)	294
Excess tax benefit from share-based compensation	(11,971)	(17,386)
Other non-cash adjustments to net income	589	863
(Increase) decrease in:
Receivables, net	(19,247)	(6,221)
Inventories, net	(70,728)	(63,786)
Other assets	(11,228)	95
Increase in:
Accounts payable	35,363	84,156
Accrued expenses	19,240	35,946
Other liabilities	8,035	6,561
Net cash provided by operating activities	135,285	235,417

Cash flows from investing activities:
Purchases of property and equipment	(63,124)	(82,463)
Business acquisition, net of cash acquired	(186,859)	—
Sale of certain assets of acquired business	9,004	—
Proceeds from sales of property and equipment	136	188
Net cash used in investing activities	(240,843)	(82,275)
Cash flows from financing activities:
Decrease in bank overdrafts	(8,711)	(16,147)
Net (payments) borrowings on credit facilities	—	(115,000)
Issuance of senior unsecured notes	—	299,904
Payment of debt related costs	—	(2,648)
Dividends paid	(8,800)	(8,784)
Proceeds from the issuance of common stock, primarily exercise of stock options	2,434	4,545
Tax withholdings related to the exercise of stock appreciation rights	(16,910)	(20,768)
Excess tax benefit from share-based compensation	11,971	17,386
Repurchase of common stock	(59,918)	(5,174)
Contingent consideration related to previous business acquisitions	(4,726)	—
Other	(169)	(273)
Net cash (used in) provided by financing activities	(84,829)	153,041

Net (decrease) increase in cash and cash equivalents	(190,387)	306,183
Cash and cash equivalents, beginning of period	598,111	57,901
Cash and cash equivalents, end of period	$407,724	$364,084

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 20, 2013 and April 21, 2012
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	April 20, 2013	April 21, 2012

Cash flows from operating activities	$135,285	$235,417
Cash flows used in investing activities	(240,843)	(82,275)
Free cash flow	$(105,558)	$153,142

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	April 20, 2013	April 21, 2012

Net income	$375,954	$418,605
Add:
After-tax interest expense and other, net	20,927	19,369
After-tax rent expense	208,188	194,609
After-Tax Operating Earnings	605,069	632,583

Average assets (less cash)	4,010,394	3,600,371
Less: Average liabilities (excluding total debt)	(2,668,949)	(2,361,779)
Add: Capitalized lease obligation (rent expense * 6) (a)	2,004,384	1,874,484
Total Invested Capital	3,345,829	3,113,076

ROIC	18.1%	20.3%

Rent expense	$334,064	$312,414
Interest expense and other, net	$33,591	$31,093

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

NOTE: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.